EXHIBIT 5.1

                         June 15, 2004

Board of Directors
ABM Industries Incorporated
160 Pacific Avenue, Suite 222
San Francisco, California 94111

     Re: ABM Industries Incorporated Registration Statement
            on Form S-8/ 2004 Employee Stock Purchase Plan

Ladies and Gentlemen:

     I am rendering this opinion in connection with the proposed issuance pursuant to the ABM Industries Incorporated 2004 Employee Stock Purchase Plan (the “Plan”), of up to 2,000,000 shares of common stock, $0.01 par value (“Common Stock”), of ABM Industries Incorporated, a Delaware corporation (the “Company”).

     I have examined instruments, documents, and records which I deemed relevant and necessary for the basis of my opinion, and I am of the opinion that the 2,000,000 shares of Common Stock to be issued by the Company pursuant to the Plan are duly authorized shares of Common Stock and, when issued in accordance with the provisions of the Plan, will be legally issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to this Registration Statement on Form S-8. In giving such consent, I do not consider that I am an “expert” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Linda S. Auwers

Linda S. Auwers
Senior Vice President, General Counsel
And Corporate Secretary